October 2014

Pricing Sheet dated October 31, 2014 relating to

Preliminary Terms No. 233 dated October 29, 2014

Registration Statement No. 333-177923

Filed pursuant to Rule 433

Structured Investments

Opportunities in International Equities

Dual Directional Trigger PLUS Based on the iShares® MSCI Emerging Markets ETF due November 3, 2016

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

PRICING TERMS — October 31, 2014
Issuer:		JPMorgan Chase & Co.
ETF Shares:		Shares of the iShares® MSCI Emerging Markets ETF
Reference index:		MSCI Emerging Markets Index
Aggregate principal amount:		$6,510,000
Payment at maturity:		If the final share price is greater than the initial share price, for each $10 stated principal amount Trigger PLUS:
$10 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final share price is less than or equal to the initial share price but is greater than or equal to the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 + ($10 × absolute share return)
In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the ETF Shares. In no event will this amount exceed the stated principal amount plus $1.00.
If the final share price is less than the trigger level, for each $10 stated principal amount Trigger PLUS:
$10 × share performance factor
This amount will be less than the stated principal amount of $10 per Trigger PLUS and will represent a loss of at least 10%, and possibly all, of your investment.
Leveraged upside payment:		$10 × leverage factor × share percent change
Share percent change:		(final share price – initial share price) / initial share price
Absolute share return:		The absolute value of the share percent change. For example, a -5% share percent change will result in a +5% absolute share return.
Initial share price:		The closing price of one ETF Share on the pricing date, which was $42.15, divided by the share adjustment factor
Final share price:		The closing price of one ETF Share on the valuation date
Share adjustment factor:		Set equal to 1.0 on the pricing date, subject to adjustment under certain circumstances. See “General Terms of PLUS — Anti-Dilution Adjustments” in the accompanying product supplement no. MS-1-III.
Trigger level:		$37.935, which is 90% of the initial share price
Leverage factor:		150%
Share performance factor:		final share price / initial share price
Maximum payment at maturity:		$13.00 (130.00% of the stated principal amount) per Trigger PLUS
Stated principal amount:		$10 per Trigger PLUS
Issue price:		$10 per Trigger PLUS (see “Commissions and issue price” below)
Pricing date:		October 31, 2014
Original issue date (settlement date):		November 5, 2014
Valuation date:		October 31, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Postponement of a Determination Date” in the accompanying product supplement no. MS-I-III
Maturity date:		November 3, 2016, subject to postponement in the event of certain market disruption events and as described under “Description of PLUS — Payment at Maturity” in the accompanying product supplement no. MS-I-III
CUSIP / ISIN:		48127P101 / US48127P1012
Listing:		The Trigger PLUS will not be listed on any securities exchange.
Agent:		J.P. Morgan Securities LLC (“JPMS”)
Commissions and issue price:	Price to public(1)	Fees and commissions	Proceeds to issuer
Per Trigger PLUS	$10.00	$0.20(2)	$9.75
$0.05(3)
Total	$6,510,000.00	$162,750.00	$6,347,250.00
(1)	See “Additional Information about the Trigger PLUS — Use of proceeds and hedging” in the accompanying preliminary terms for information about the components of the price to public of the Trigger PLUS.
(2)	JPMS, acting as agent for JPMorgan Chase & Co., will pay all of the selling commissions of $0.20 per $10 stated principal amount Trigger PLUS it receives from us to Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”). See “Underwriting (Conflicts of Interest)” beginning on page PS-69 of the accompanying product supplement no. MS-1-III.
(3)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $0.05 for each $10 stated principal amount Trigger PLUS

The estimated value of the Trigger PLUS on the pricing date as determined by JPMS was $9.704 per $10 stated principal amount Trigger PLUS. See “Additional Information about the Trigger PLUS — JPMS’s estimated value of the Trigger PLUS” in the accompanying preliminary terms for additional information.

The Trigger PLUS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary terms describing the offering and the related product supplement no. MS-1-III, underlying supplement no. 1-I, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Trigger PLUS” in the accompanying preliminary terms.

Preliminary terms no. 233 dated October 29, 2014: http://www.sec.gov/Archives/edgar/data/19617/000095010314007523/dp50583_fwp-233.htm

Product supplement no. MS-1-III dated March 18, 2014: http://www.sec.gov/Archives/edgar/data/19617/000089109214002102/e57956_424b2.pdf

Underlying supplement no. 1-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf

Prospectus supplement dated November 14, 2011:http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf

Prospectus dated November 14, 2011:http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free (800) 869-3326.